                                                                 EXHIBIT 10.18
                                                                 -------------


                            [ON TENNECO LETTERHEAD]



                                 June 29, 1992



Mr. Stacy Dick
1220 Park Avenue, #2D
New York, NY  10128

Dear Stacy:

On behalf of Tenneco, Inc. ("Tenneco") and Tenneco Management Company ("Company"), I am pleased to offer you the position of Sr. Vice President-Strategy under the following terms and conditions:

1. Your employment will commence as soon as you can conveniently terminate your employment with First Boston. You will report to me.

2. The Company will pay you a monthly base salary of $25,000 ($300,000 per year), which shall be subject to such increases as may from time to time be approved by the Compensation and Benefits Committee of the Board of Directors of Tenneco, payable according to the regular pay schedule for salaried employees. As discussed, effective January 1, 1992, we will adjust your salary to $27,083 per month ($325,000 per year).

3. You will be a participant in Tenneco's Executive Incentive Compensation Plan ("EIC Plan"). The amount distributed to you under the EIC Plan with respect to 1992 will be $100,000 and 1993 will be no less than $125,000, payable in accordance with the terms of the EIC Plan.

4. You will be a participant in Tenneco's Deferred Compensation Plan ("DC Plan"). The amount awarded to you under the DC Plan with respect to 1992 will be $15,000, payable in accordance with the terms of the DC Plan.

Mr. Stacy Dick
June 29, 1992
Page 2


5. You will be awarded 15,000 restricted shares under Tenneco's Key Employee Restricted Stock and Restricted Unit Plan, vesting in four years following date of grant. You will be eligible to vote the stock and receive quarterly dividends. You will be eligible to receive additional stock grants annually at the discretion of the Compensation and Benefits Committee of the Board of Directors.

6. In consideration of benefits you will forego from your current employer, the Company will pay you the following upon commencement of your employment.

     .   $145,000 if First Boston requires you to reimburse them for 40% of your
          1991 bonus.

     .   $290,000 which represents one-half of your estimated accrued 1992 bonus from First Boston. Should the final amount of the bonus generated and earned be more or less than the $290,000, we will settle which each other as is appropriate as soon as the final amount is known.

7. You will receive non-cash compensation and personal benefits comparable to those currently provided to Tenneco's senior executive officers under Tenneco's policies in effect at the time hereof, including reimbursement for the costs of financial, tax and estate planning up to $20,000 per year.

8. We will credit five years of service under our pension effective with your date of employment, plus you will receive a SERP which covers the incentive compensation in addition to base salary.

9. The Company will purchase from you your home in New York for a price equal to the greater of the fair market value determined by an independent appraiser or your cost for the property.

10. You will be reimbursed for the costs incurred in relocating to the Houston, Texas area.

11. If the Company terminates your employment other than upon your death, disability or the material non-performance of your duties, it will pay you a severance benefit in an amount equal to the sum of one times your base salary then in effect.

12. You will be provided an annual physical examination. You will also be provided membership in a country club of your choice and a dining or social club of your choice related to the performance of your role as Sr. Vice President.

Mr. Stacy Dick
June 29, 1992
Page 3


13. You will be provided an automobile, including gas, maintenance, and insurance in accordance with Tenneco company policy.

Materials for the Tenneco Inc. Executive Incentive Plan, Restricted Stock and Deferred Compensation Plan are being mailed to you. Ken Otto is available to answer any questions you may have.

Please acknowledge your agreement to these terms by executing a copy of this letter in the space provided below and returning it to me.

                                    Very truly yours,


                                    /s/ Michael H. Walsh
                                    Michael H. Walsh
                                    Chairman and
                                    Chief Executive Officer


Agreed:



/s/ Stacy Dick
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Stacy Dick